Rayonier Advanced Materials and Tembec Announce
 Clearance from Germany's Federal Cartel Office

JACKSONVILLE, Florida and MONTREAL, Québec—July 13, 2017—Rayonier Advanced Materials Inc. (NYSE: RYAM) ("Rayonier AM") and Tembec Inc. (TSX: TMB) ("Tembec" or the "Company") announced today that they have received notification of clearance from Germany's Federal Cartel Office in connection with the previously announced proposed statutory arrangement under Section 192 of the Canada Business Corporations Act (the "Transaction") involving the acquisition by Rayonier AM of all of the outstanding shares of Tembec (the "Tembec Shares").
Subject to obtaining the approvals of the holders of Tembec Shares and the Québec Superior Court and other necessary approvals and clearances, as well as the satisfaction or waiver of the conditions to the Transaction, it is expected that the Transaction will be completed by the end of 2017.
About Rayonier Advanced Materials
Rayonier Advanced Materials is a leading global supplier of high purity cellulose, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals. The company engineers dozens of customized products at its plants in Florida and Georgia, delivering unique properties, unparalleled consistency and exceptional quality. Rayonier Advanced Materials' facilities can produce approximately 485,000 tons of high purity cellulose and 245,000 tons of commodity products. With approximately 1,200 employees and revenues of US$870 million Rayonier Advanced Materials is routinely ranked among the nation's top 50 exporters, shipping products to five continents, 35 countries and 80 ports around the world. More information is available at www.rayonieram.com.
About Tembec
Tembec is a manufacturer of forest products – lumber, paper, pulp and high purity cellulose – and a global leader in sustainable forest management practices. Principal operations are in Canada and France. Tembec has approximately 3,000 employees and annual sales of approximately C$1.5 billion. Tembec is listed on the Toronto Stock Exchange (TMB).  More information is available at www.tembec.com.
Forward-Looking Statements
This document contains statements that are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to: the timing of the closing of the Transaction; whether the Transaction will be consummated at all and the ability to obtain required regulatory approvals and satisfy the other conditions to closing the Transaction; the expected benefits of the Transaction and whether such benefits will be achieved on a timely basis or at all; the ability of Tembec and Rayonier AM to successfully integrate their respective businesses; prolonged weakness in general economic conditions; competitive pressures in the markets in which we operate; customer concentration; unfavorable weather conditions or natural disasters; reliance on government permits or approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to the reliance on information technology; manufacturing issues that may arise; adverse consequences of current or future legal claims; ability to hire and retain a sufficient seasonal workforce; labor relations with the unions representing Rayonier AM's hourly employees; changes in transportation-related costs and availability; risks related to workforce, including increased labor costs; the failure to attract and retain key personnel; the failure to innovate to maintain competitiveness, grow the business and protect intellectual property; fluctuations in foreign currency exchange rates; impairments or write downs of assets; changes in accounting estimates and judgments, accounting principles, policies or guidelines; the effect of current and future environmental laws and regulations as well as changes in circumstances on the cost and estimated future cost of required environmental expenditures; material adverse changes in financial condition; any failure by Rayonier AM to realize expected benefits from its separation from Rayonier Inc.; financial obligations under agreements related to debt; and other risks detailed in Rayonier AM's filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" section of Rayonier AM's Annual Report on Form 10‑K for the fiscal year ended December 31, 2016 and in Tembec's filings with the Canadian Securities Administrators, including the "Risk Factors" section of Tembec's Annual Information Form for the fiscal year ended September 30, 2016. All forward-looking statements attributable to Tembec or Rayonier AM or any persons acting on their behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements in this document are made as of the date hereof and neither Tembec nor Rayonier AM undertakes any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
 Additional Information
Further information regarding the transaction is contained in the management information circular in connection with the special meeting of the Tembec shareholders filed by Tembec with the Canadian Securities Administrators on June 23, 2017 and furnished by Rayonier AM on Form 8-K filed June 23, 2017 with the U.S. Securities and Exchange Commission. Investors and security holders are urged to read the information circular, as it contains important information concerning the proposed transaction. Investors and security holders may obtain a copy of the arrangement agreement, information circular and other meeting materials at www.sec.gov and www.sedar.com. This document is for informational purposes only.
Contacts
Rayonier Advanced Materials
Media
 Ryan Houck
904-357-9134
media@rayonieram.com

Investors
Mickey Walsh
904-357-9162
mickey.walsh@rayonieram.com

Tembec

Media
Linda Coates
416-775-2819
linda.coates@tembec.com

Investors
Michel Dumas
819-627-4268
michel.dumas@tembec.com